Lawson Products Reports Second Quarter 2015 Results

$2.0 million improvement in operating income
$0.33 EPS on net sales of $70.7 million

CHICAGO, July 23, 2015 - Lawson Products, Inc. (NASDAQ:LAWS) (“Lawson” or the "Company"), a distributor of products and services to the MRO marketplace, today announced results for the second quarter ended June 30, 2015. The Company generated $3.2 million of operating income on net sales of $70.7 million.

"We delivered improved operating results,” said Michael DeCata, president and chief executive officer. “Sales continued to be impacted by the weaker Canadian dollar and reduced demand in the energy sector which has contributed to a broader based slow-down across the MRO marketplace. Those factors aside, we realized solid growth within many of our strategic customer relationships while at the same time achieved continued operating metric improvements. Our gross margins, which expanded to 61.9% during the quarter, combined with our effective cost control efforts and increased productivity, yielded a significant improvement in our operating income. These improvements further demonstrate that previous changes to our infrastructure are delivering benefits.

"Our continued improvement in operating results re-confirms that customers value our business model. We ended the quarter with 920 sales representatives. We remain committed to expanding our sales force and refining processes to improve their early success with us,” continued Mr. DeCata.

Financial Highlights

•	Net sales declined to $70.7 million in the second quarter of 2015, compared to $72.1 million in the second quarter a year ago.

•	Gross margins continued to increase to 61.9% for the quarter compared to 60.8% a year ago. This improvement continues a trend exceeding 61% of net sales for the third straight quarter.

•
GAAP operating income was $3.2 million for the quarter, up $2.0 million from $1.2 million a year ago. Non-GAAP adjusted operating income improved $2.2 million to $4.3 million in the second quarter of 2015 compared to $2.1 million in the second quarter of 2014 (See reconciliation in Table 1).

•	Net income improved to $2.9 million ($0.33 EPS per diluted share) compared to $0.8 million ($0.09 EPS per diluted share) a year ago.

•	Cash flow from operations was $4.2 million for the second quarter. Lawson ended the quarter with no debt outstanding and $5.4 million of available cash on hand.

Second Quarter Results

Net sales for the second quarter of 2015 decreased 1.9% to $70.7 million from $72.1 million in the second quarter of 2014 impacted by the decrease in the Canadian exchange rate, weak demand from customers associated with the oil and gas industry and a general slow-down in the MRO marketplace. Demand during the quarter from our direct oil and gas customers declined $1.4 million from a year ago quarter; however, has leveled-out from the first quarter. Excluding this decline and the Canadian exchange rate impact of $0.9 million, net sales increased 1.4% from the prior year quarter (See reconciliation in Table 2). This increase was driven primarily by our Kent Automotive Division and growing current strategic account relationships.

Overall, average daily sales decreased to $1.105 million in the second quarter of 2015 compared to $1.126 million in the prior year quarter.

Gross profit for the period improved to 61.9%, compared to 60.8% in the second quarter of 2014 and 61.3% in the first quarter. This increase was due primarily to our continuing efforts to improve distribution efficiencies and lower purchasing costs.

Selling expenses decreased to $21.9 million in the second quarter of 2015 from $23.0 million in the prior year quarter and as a percent of sales, decreased to 31.0% compared to 31.8%. The $1.1 million decrease was primarily driven by reduced performance based compensation, lower commissions on lower net sales and continued cost control efforts, offset partially by higher fixed compensation of newly hired sales representatives. General and administrative expenses decreased to $18.6 million in the second quarter of 2015 from $19.5 million in the prior year quarter due primarily to lower performance based compensation and severance expense, and continued cost control measures.

GAAP operating income improved to $3.2 million from $1.2 million a year ago. Excluding certain non-operational and non-recurring items, adjusted non-GAAP operating income was $4.3 million in the second quarter of 2015 compared to $2.1 million a year ago (See reconciliation in Table 1). On a year-to-date basis, adjusted non-GAAP operating income improved by $3.1 million over a year ago.

Net income for the second quarter of 2015 was $2.9 million, or $0.33 per diluted share compared to $0.8 million, or $0.09 per diluted share, for the same period a year ago.

The Company generated $4.2 million of cash flows from operations in the quarter and ended the quarter with $5.4 million of available cash and no debt.

"In summary, I am pleased with our performance this quarter. We will continue to refine our processes, add sales people in targeted markets and utilize our strong financial position to pursue growth opportunities," concluded Mr. DeCata.

Conference Call

Lawson Products, Inc., will conduct a conference call with investors to discuss second quarter 2015 results at 9:00 a.m. EDT on July 23, 2015. The conference call is available by direct dial at 888-349-0106 in the U.S. or 412-902-0131 from outside of the U.S. A replay of the conference call will be available approximately two hours after the completion of the call through August 24, 2015. Callers can access the replay by dialing 877-344-7529 in the U.S. or 412-317-0088 outside the U.S. The PIN access number for the replay is 10053973#. A streaming audio of the call and an archived replay will also be available through the events calendar on the Investor Relations page of Lawson's website through August 24, 2015.

About Lawson Products, Inc.

Founded in 1952, Lawson Products (NASDAQ: LAWS) is an industrial distributor of approximately 300,000 maintenance and repair products. Lawson Products serves the industrial, commercial, institutional and government maintenance, repair and operations (MRO) market. The Company ships products to customers in all 50 states, Puerto Rico, Canada, Mexico and the Caribbean from five strategically located distribution centers in North America. Under its Kent Automotive brand, the Company supplies products to collision and mechanical repair shops as well as automotive OEMs. For additional information, please visit www.lawsonproducts.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2014, Form 10-K filed on February 19, 2015. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

-TABLES FOLLOW-

Lawson Products, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net sales	$70,726	$72,080	$140,630	$141,284
Cost of goods sold	26,918	28,277	53,939	56,203
Gross profit	43,808	43,803	86,691	85,081

Operating expenses:
Selling expenses	21,949	22,950	46,350	44,230
General & administrative expenses	18,616	19,480	38,045	41,277
Total SG&A	40,565	42,430	84,395	85,507
Impairment loss	—	132	—	3,046
Operating expenses	40,565	42,562	84,395	88,553

Operating income (loss)	3,243	1,241	2,296	(3,472)

Interest expense	(142)	(211)	(278)	(455)
Other income (expenses), net	24	81	(209)	(67)

Income (loss) from continuing operations before income taxes	3,125	1,111	1,809	(3,994)
Income tax expense (benefit)	199	313	254	(470)

Income (loss) from continuing operations	2,926	798	1,555	(3,524)
Income and gain from discontinued operations, net of income taxes	—	—	—	1,367
Net income (loss)	$2,926	$798	$1,555	$(2,157)

Basic income (loss) per share of common stock:
Continuing operations	$0.34	$0.09	$0.18	$(0.41)
Discontinued operations	—	—	—	0.16
Net income (loss) per share	$0.34	$0.09	$0.18	$(0.25)

Diluted income (loss) per share of common stock:
Continuing operations	$0.33	$0.09	$0.17	$(0.41)
Discontinued operations	—	—	—	0.16
Net income (loss) per share	$0.33	$0.09	$0.17	$(0.25)

Lawson Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	June 30, 2015	December 31, 2014
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$5,353	$4,207
Restricted cash	800	800
Accounts receivable, less allowance for doubtful accounts	31,996	31,546
Inventories	41,740	44,517
Miscellaneous receivables and prepaid expenses	4,758	5,433
Total current assets	84,647	86,503

Property, plant and equipment, net	38,523	41,588
Cash value of life insurance	10,531	9,188
Deferred income taxes	51	51
Other assets	472	510
Total assets	$134,224	$137,840

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,499	$7,867
Accrued expenses and other liabilities	23,040	30,861
Total current liabilities	34,539	38,728

Security bonus plan	15,383	15,857
Financing lease obligation	8,992	9,414
Deferred compensation	4,953	5,102
Deferred rent liability	4,141	4,361
Other liabilities	2,616	2,523
Total liabilities	70,624	75,985

Stockholders’ equity:
Preferred stock, $1 par value:
Authorized - 500,000 shares, issued and outstanding — None	—	—
Common stock, $1 par value:
Authorized - 35,000,000 shares Issued - 8,755,810 and 8,720,350 shares, respectively Outstanding - 8,740,378 and 8,706,467 shares, respectively	8,756	8,720
Capital in excess of par value	9,282	8,701
Retained earnings	44,830	43,275
Treasury stock – 15,432 and 13,883 shares, respectively	(272)	(267)
Accumulated other comprehensive income	1,004	1,426
Total stockholders’ equity	63,600	61,855
Total liabilities and stockholders’ equity	$134,224	$137,840

LAWSON PRODUCTS, INC.
REGULATION G GAAP RECONCILIATIONS
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain non-operational, non-recurring or intermittently recurring items that impact the overall comparability. See Table 1 and 2 below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and six months ended June 30, 2015 and June 30, 2014. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

TABLE 1 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP OPERATING INCOME
(Dollar amounts in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Operating income, as reported per GAAP	$3,243	$1,241	$2,296	$(3,472)

Stock-based compensation (1)	971	408	430	1,533
Severance expense	50	290	621	1,018
Impairment loss (2)	—	132	—	3,046
North American sales meeting expense (3)	—	—	1,889	—
Adjusted non-GAAP operating income	$4,264	$2,071	$5,236	$2,125

(1)    Expense for stock-based compensation, of which a portion varies with the Company's stock price
(2)    Non-cash impairment charge related to the Reno, Nevada distribution center
(3)    Excludes the effect of sales and gross margin

TABLE 2 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP NET SALES
(Dollar amounts in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net Sales, as reported per GAAP	$70,726	$72,080	$140,630	$141,284

Impact of Canadian exchange rate	905	—	1,697	—
Decrease in direct sales to oil and gas customers (1)	1,433	—	2,344	—
Adjusted non-GAAP net sales	$73,064	$72,080	$144,671	$141,284

Percentage increase in non-GAAP net sales	1.4%		2.4%

(1)	Represents decrease in sales to direct oil and gas customers as defined by Standard Industry Classification ("SIC") codes

LAWSON PRODUCTS, INC.
TABLE 3 - QUARTERLY RESULTS (UNAUDITED)

	(Dollars in thousands)
	Three Months Ended
	Jun. 30, 2015	Mar. 31, 2015	Dec. 31, 2014	Sep. 30, 2014	Jun. 30, 2014

Number of business days	64	63	61	64	64

Average daily net sales	$1,105	$1,110	$1,152	$1,158	$1,126
Sequential quarter increase (decrease)	(0.5)%	(3.6)%	(0.5)%	2.8%	2.6%

Average active sales rep. count (1)	912	911	908	882	854
Period-end active sales rep. count	920	917	916	894	878

Sales per rep. per day	$1.212	$1.218	$1.269	$1.313	$1.319
Sequential quarter increase (decrease)	(0.5)%	(4.0)%	(3.4)%	(0.5)%	(1.6)%

Net sales	$70,726	$69,904	$70,281	$74,128	$72,080
Gross profit	43,808	42,883	42,935	44,533	43,803

Gross profit percentage	61.9%	61.3%	61.1%	60.1%	60.8%

Operating expenses
Selling, general & administrative expenses	$40,565	$43,830	$44,719	$43,758	$42,430
Loss on asset disposals	—	—	45	97	—
Other expenses, net (2) (3)	—	—	340	—	132
	40,565	43,830	45,104	43,855	42,562

Operating income (loss)	$3,243	$(947)	$(2,169)	$678	$1,241

(1)	Average active sales representative count represents the average of the month-end sales representative counts.

(2)	The three months ended December 31, 2014 includes $0.3 million related to estimated future remediation of an environmental matter at the Decatur, Alabama facility.

(3)	The three months ended June 30 2014 include $0.1 million, related to a non-cash impairment charge of the Reno, Nevada distribution center.

Contact

Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President, Chief Financial Officer
773-304-5665